UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               21Vianet Group, Inc
                                (Name of Issuer)

			      Class A Common Stock
                         (Title of Class of Securities)

                                   90138A103
                                 (CUSIP Number)

                                  March 5, 2012
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 90138A103


       1.    Names of Reporting Persons.

             Joho Capital, L.L.C.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 1,617,106
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power:  1,617,106

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,617,106

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.37%

       12.   Type of Reporting Person

	     IA

                               CUSIP No. 90138A103


       1.    Names of Reporting Persons.

             Joho Partners, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 1,575,785
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power:  1,575,785

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,575,785

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.24%

       12.   Type of Reporting Person

	     PN

                               CUSIP No. 90138A103


       1.    Names of Reporting Persons.

             Robert Karr

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States of America

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 1,617,106
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 1,617,106

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,617,106

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.37%

       12.   Type of Reporting Person

	     IN

Item 1. (a)  Name of Issuer: 21Vianet Group, Inc

        (b)  Address of Issuer's Principal Executive Offices:

	     M5, 1 Jiuxianqiao East Road
	     Chaoyang District
	     Beijing 100016
             The People's Republic of China

Item 2. (a)  Name of Person Filing:

             Joho Capital, L.L.C.
	     Joho Partners, L.P.
	     Robert Karr

        (b)  Address of Principal Business Office, or, if None, Residence:

             55 E. 59th Street
	     New York, NY 10022
	     United States

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities:

	     Class A Common Stock

        (e)  CUSIP No.: 90138A103

Item 3.  If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

	Not Applicable

Item 4.  Ownership

         Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effectof changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 8, 2012
                                       Joho Capital, L.L.C.

                                       By: /s/ Timothy K. McManus
                                       --------------------------
                                       Name: Timothy K. McManus
                                       Title: Chief Financial Officer

				       Joho Partners, L.P.

                                       By: /s/ Timothy K. McManus
                                       --------------------------
                                       Name: Timothy K. McManus
                                       Title: Chief Financial Officer
				       of RAK Capital, LLC, General
				       Parter to Joho Partners, L.P.

				       By: /s/ Robert Karr
                                       --------------------------
                                       Name: Robert Karr